Exhibit 99.1

NRG Energy, Inc. Reports Second Quarter 2012 Results

Financial Highlights

•                  $539 million of adjusted EBITDA including $219 million delivered by NRG’s retail businesses in the second quarter of 2012; $839 million of adjusted EBITDA in the first half of 2012

•                  $413 million of free cash flow (FCF) before growth investments in the first half of 2012

•                  $2,406 million of total liquidity at the end of the second quarter, an increase of $336 million over 2011 year-end liquidity

Guidance

•                  Guidance reaffirmed for 2012, 2013 and 2014 ($ millions)

	2012	2013	2014
Adjusted EBITDA	$1,825-$2,000	$1,700-1,900	$1,700-1,900
FCF before growth investments	$800-1,000	$650-850	$500-700

Note: 2013 and 2014 guidance is provided on a standalone basis.

Business and Operational Highlights

•                  Declared first ever quarterly stock dividend on Company’s common stock of $0.09 per share ($0.36 annually). The dividend is payable on August 15, 2012.

•                  Sold our minority interest in Schkopau, coal-fueled power station in Germany, for net proceeds of approximately $174 million, increasing NRG’s restricted payment availability by an equivalent amount.

•                  Solar construction ahead of plan and on budget with over 260 MW currently in operation and more than 850 MW under construction.

PRINCETON, NJ; August 8, 2012—NRG Energy, Inc. (NYSE: NRG) today reported second quarter 2012 adjusted EBITDA of $539 million with Retail contributing $219 million and Wholesale contributing $320 million. The Company reported second quarter 2012 net income of $251 million, or $1.08 per diluted common share, compared to net income of $621 million, or $2.53 per diluted common share, for the second quarter of last year (2011 second quarter net income was positively impacted by more than $600 million as a result of the reversal of tax liabilities which resulted from an affirmation of the Company’s net operating loss positions following the completion of a federal tax audit).

Adjusted EBITDA for the six months ended June 30, 2012, was $839 million and adjusted cash flow from operations was $541 million. Adjusted cash flow from operations improved $278 million as compared to adjusted cash flow from operations of $263 million for the six month period ended June 30, 2011 due to reduced interest expense and movements in collateral postings. Retail contributed $331 million of adjusted EBITDA while wholesale adjusted EBITDA was $508 million. Year-to-date FCF before growth investments, was $413 million. Net income for the first six months of 2012 was $44 million, or $0.17 per diluted common share, compared to net income of $361 million, or $1.44 per diluted common share, for the first six months of 2011.

“NRG’s solid second quarter results demonstrate the benefits of our integrated wholesale-retail model and keep us on course for delivering on our 2012 guidance. With our efforts to close the merger with GenOn well under way, we remain focused on outstanding results for the remainder of 2012 as we look to harness the power of an even stronger and more diversified NRG in 2013,” commented David Crane, NRG’s President and CEO.

Segment Results

Table 1: Adjusted EBITDA

($ in millions)	Three Months Ended		Six Months Ended
Segment	6/30/12	6/30/11	6/30/12	6/30/11
Retail	219	199	331	359
Texas	227	216	365	453
Northeast	20	44	25	51
South Central	27	37	52	64
West(1)	23	12	38	25
Other	18	11	36	29
Alternative Energy	9	(3)	11	(4)
Corporate(2) (3)	(4)	1	(19)	(5)
Adjusted EBITDA(4)	539	517	839	972

(1)          2012 excludes the CDWR legal settlement

(2)          2012 results exclude transaction fees; 2011 results exclude asset write-offs and impairment charges

(3)          Includes profit elimination on intercompany revenue

(4)          Detailed adjustments by region are shown in Appendix A

Table 2: Net Income/(Loss)

($ in millions)	Three Months Ended		Six Months Ended
Segment	6/30/12	6/30/11	6/30/12	6/30/11
Retail	797	17	804	314
Texas	(427)	211	(501)	238
Northeast	(10)	16	(53)	(19)
South Central	11	12	(19)	25
West(1)	21	11	7	24
Other	8	—	16	9
Alternative Energy	(19)	(11)	(31)	(30)
Corporate(2)	(130)	365	(179)	(200)
Net Income	251	621	44	361

(1)          2012 results include the CDWR legal settlements

(2)          2012 results include transaction fees and asset write-offs; 2011 results include the impairment charge on investment

Retail: Adjusted EBITDA for the second quarter of 2012 was $219 million; $20 million higher than in 2011. Gross margin was favorable $52 million driven by the acquisition of Energy Plus, which added $35 million, increased customer usage on higher customer count, and lower supply costs partially offset by unfavorable year over year weather. The Company’s ongoing efforts to expand into new markets and customer growth initiatives within Texas drove an approximate 61,000 increase in customer count since December 31, 2011. Meanwhile, lower supply costs resulting from depressed natural gas prices were partially offset by competitive pricing on acquisitions and renewals and lower rates on index-based customers, resulting in an $8 million net benefit. The higher margin realized in 2012 was offset by an increase in operating costs which were the result of the inclusion of Energy Plus of $23 million and increased marketing to drive market expansion and customer growth totaling $8 million.

Texas (Generation): Adjusted EBITDA for the second quarter of 2012 was $227 million; $11 million higher compared to the second quarter of 2011. Gross margin increased $25 million, driven by a combination of 9% higher nuclear generation and improved capacity contracts which together added $36 million. The substantial year-over-year increase in generation at the South Texas Project (STP) in 2012 was the result of a 2011 planned outage at unit 1, resulting in an increase of 0.5 GWh offset partially by a shorter forced outage of unit 2 which negatively impacted April 2012. Meanwhile, additional bilateral capacity contracts in 2012 vs. 2011 led to $13 million of additional revenue. Partially offsetting the increase was a 20% decline in coal generation due to a combination of outages and lower economic dispatch. Also, operating expenses increased $12 million, versus the second quarter of 2011, driven by the Company’s decision to return mothballed units to service ahead of the summer months.

Northeast: Adjusted EBITDA for the second quarter of 2012 was $20 million; down $24 million from 2011. The decline was driven by lower gross margin of $16 million, due to a combination of lower average realized prices and a decline in coal generation as the region was significantly impacted by coal-to-gas switching. The addition of physical energy sales to Energy Plus and favorable pricing on load-serving contracts led to an increase in load for the quarter partially offsetting the impact of lower generation. Meanwhile, favorable equity earnings partially offset the lower gross margin due to the addition of the GenConn Middletown facility, which became operational in June 2011.

South Central: Adjusted EBITDA for the second quarter of 2012 was $10 million lower than the second quarter 2011. Gross margin in 2012 was lower by $3 million versus the second quarter of 2011 due to a 25% decline in coal generation combined with 15% lower average realized prices. These results were partially offset by NRG’s Cottonwood plant which saw an increase in generation of 81% as it benefitted from coal to gas switching. Operating expenses increased $7 million versus the second quarter of 2011 driven by increased outage work at Big Cajun II.

West: Adjusted EBITDA for the second quarter of 2012 was $23 million; up $11 million from 2011. Generation increased by over 175% in the second quarter of 2012, leading to $6 million higher gross margin. In addition, capacity revenue increased $5 million due to recognition of contingent rental income related to the Long Beach PPA, in the second quarter of 2012.

Alternative Energy: Adjusted EBITDA for the second quarter of 2012 was $9 million; up $12 million from 2011. Gross margin was $39 million, up from $14 million in 2011 driven by the addition of the Company’s Agua Caliente solar facility, which as of June 30, 2012 had reached commercial operations on 170 MW, including 110 MW that were activated in the second quarter. Offsetting the improved margin were NRG’s continued development efforts in our other new businesses.

Liquidity and Capital Resources

Table 3: Corporate Liquidity

($ in millions)	6/30/12	3/31/12	12/31/11
Cash and Cash Equivalents	1,149	1,014	1,105
Funds deposited by counterparties	135	199	258
Restricted cash	208	217	292
Total Cash and Funds Deposited	1,492	1,430	1,655
Revolver availability	1,049	1,141	673
Total Liquidity	2,541	2,571	2,328
Less: Funds deposited as collateral by hedge counterparties	(135)	(199)	(258)
Total Current Liquidity	2,406	2,372	2,070

Total liquidity as of June 30, 2012, was $2,406 million, an increase of $336 million from December 2011 liquidity driven largely by a $376 million increase in Revolver availability due to the sell-down of the Agua Caliente project. The $84 million decrease in restricted cash is primarily due to reduced collateral requirements for the Company’s solar projects as NRG continues to contribute equity. The decrease in letter of credit (LC) postings resulted from the impact of the Aqua Caliente sell down in January that released $304 million of LC postings. Finally, cash and cash equivalents increased by $44 million due to the following items:

•                  $541 million of adjusted cash flow from operations;

•                  $123 million of cash paid for maintenance and environmental capital expenditures (net of financing of $9 million);

•                  $325 million for solar and conventional growth investments (net of debt and third party funding of $1,057 million, including $17 million cash grant debt payment);

•                  $104 million of debt payments including $72 million early paydown of senior notes and $32 million of debt amortization payments; and

•                  $41 million of Schkopau cash reclassified to assets held for sale.

Partially offsetting these cash outflows was a net inflow of $96 million from other investing and financing activities including proceeds from the sell down of the Agua Caliente project.

Growth Initiatives and Developments

NRG continued to advance its leadership position in sustainable energy including:

Solar

•                 Agua Caliente — As of July 3, 200 MW of generation have achieved commercial operation following the U.S. DOE’s permission to accelerate the block completion schedule. This represents a 90 MW improvement as compared to the end of April where the Company had

110 MW in operation. The Company continues to expect to reach commercial operation on 228 MW by year end 2012 and a full commercial operation date by March 2014, three months earlier than originally planned. Power generated by Agua Caliente will be sold under a 25-year power purchase agreement (PPA) with Pacific Gas and Electric Co. (PG&E).

•                  CVSR — Construction of the California Valley Solar Ranch project is well advanced, with power generation from the first phase expected in early September. We continue to expect all other phases of the project to be completed earlier than the dates anticipated at the time the project was acquired, with 127 MW on line by the end of 2012 and the remaining 123 MW completed in the fourth quarter of 2013. Power from this project will be sold to PG&E under 25-year PPAs.

•                  Ivanpah — Unit 1 (126 MW) is expected to produce its first steam this November and be completed and producing power in early April of next year. The remaining two units (each at 133 MW) are currently expected to be completed in the third and fourth quarter of 2013, several weeks ahead of schedule. Power from units 1 and 3 will be sold to PG&E via two 25-year PPAs, and power from unit 2 will be sold to SoCal Edison under a 20-year PPA.

•                  Other Solar — NRG Solar also has several other, smaller projects under construction that are expected to reach commercial operation within 2012, ranging from the Alpine project (66 MW under a 20-year PPA with PG&E) to smaller Distributed Generation scale installations such as our NFL stadium projects.

Alternative Energy

•                  Petra Nova — On May 3rd, NRG executed a $54 million tax-exempt bond financing in connection with the construction of a peaking unit at our WA Parish Generation Station with an expected COD of May 1, 2013. The peaking unit is to be used as a cogeneration facility dedicated to a Carbon Capture Utilization and Storage (CCUS) Project, sponsored in part by the Department of Energy, at the Parish Station. The project is intended to utilize the captured CO2 in enhanced oil recovery operations on the Texas Gulf Coast. As of June 30, 2012, NRG had received $1 million in proceeds from the tax-exempt bond financing with the remaining balance to be received over time as construction costs are paid.

Conventional Natural Gas

•                  El Segundo Generating Station — Our natural gas-fueled fleet also continues to grow, with two new units under construction at our El Segundo facility. These units, totaling 550 MW, are on track to reach commercial operation in August of 2013.

Guidance Update

NRG is maintaining its EBITDA guidance range for fiscal year 2012 at $1,825-$2,000 million with Wholesale contributing $1,200-$1,300 million and Retail contributing $625-$700 million. The Company is also maintaining free cash flow before growth investments guidance of $800-$1,000 million. NRG is also maintaining its previously disclosed EBITDA guidance range of $1,700-$1,900 million for each of 2013 and 2014 as well as FCF before growth investments guidance ranges of $650-$850 million for 2013 and $500-$700 million for 2014.

Table 4: 2012 Reconciliation of Adjusted EBITDA Guidance

($ in millions)	8/8/12	5/3/12
Adjusted EBITDA guidance	1,825–2,000	1,825–2,000
Interest payments	(605)	(605)
Income tax	(50)	(50)
Collateral/working capital/other	(94)	(103)
Adjusted cash flow from operations	1,050 –1,250	1,050–1,250
Maintenance capital expenditures	(240)-(260)	(240)-(260)
Environmental capital expenditures, net	(5)-(15)	(5)-(15)
Preferred dividends	(9)	(9)
Free cash flow – before growth investments	800–1,000	800–1,000

Note: Subtotals and totals are rounded

2012 Capital Allocation Plan

The Company’s Board of Directors declared a quarterly dividend on the Company’s common stock of 9 cents per share, or 36 cents per share on an annualized basis. The dividend is payable August 15, 2012, to shareholders of record as of August 1, 2012 and marks NRG’s first ever dividend.

Earnings Conference Call

On August 8, 2012, NRG will host a conference call at 10:00 am eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG’s website at http://www.nrgenergy.com and clicking on “Investors.” The webcast will be archived on the site for those unable to listen in real time.

About NRG

NRG is at the forefront of changing how people think about and use energy. A Fortune 500 company, NRG is a pioneer in developing cleaner and smarter energy choices for our customers: whether as one of the largest solar power developers in the country, or by building the first privately funded electric vehicle charging infrastructure or by giving customers the latest smart energy solutions to better manage their energy use. Our diverse power generating facilities can support over 20 million homes and our retail electricity providers—Reliant, Green Mountain Energy Company and Energy Plus—serve more than two million customers. More information is available at nrgenergy.com. Connect with NRG Energy on Facebook and follow us on Twitter @nrgenergy.

Forward Looking Statements

In addition to historical information, the information presented in this communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “will,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the proposed transaction between NRG and GenOn, each party’s and the combined company’s future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, each party’s views of economic and market conditions, and the expected timing of the completion of the proposed transaction.

Forward-looking statements are not a guarantee of future performance and actual events or results may differ materially from any forward-looking statement as result of various risks and uncertainties, including, but not limited to, those relating to: the ability to satisfy the conditions to the proposed transaction between NRG and GenOn, the ability to successfully complete the proposed transaction (including any financing arrangements in connection therewith) in accordance with its terms and in accordance with expected schedule, the ability to obtain stockholder, antitrust, regulatory or other approvals for the proposed transaction, or an inability to obtain them on the terms proposed or on the anticipated schedule, diversion of management attention on transaction-related issues, impact of the transaction on relationships with customers, suppliers and employees, the ability to finance the combined business post-closing and the terms on which such financing may be available, the financial performance of the combined company following completion of the proposed transaction, the ability to successfully integrate the businesses of NRG and GenOn, the ability to realize anticipated benefits of the proposed transaction (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, legislative, regulatory and/or market developments, the outcome of pending or threatened lawsuits, regulatory or tax proceedings or investigations, the effects of competition or regulatory intervention, financial and economic market conditions, access to capital, the timing and extent of changes in law and regulation (including environmental), commodity prices, prevailing demand and market prices for electricity, capacity, fuel and emissions allowances, weather conditions, operational constraints or outages, fuel supply or transmission issues, hedging ineffectiveness.

Additional information concerning other risk factors is contained in NRG’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings.

Many of these risks, uncertainties and assumptions are beyond NRG’s ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made, and NRG undertakes no obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this communication. All subsequent written and oral forward-looking statements concerning NRG, the proposed transaction, the combined company or other matters and attributable to NRG or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Additional Information and Where To Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The proposed business combination transaction between NRG and GenOn will be submitted to the respective stockholders of NRG and GenOn for their consideration. NRG will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a joint proxy statement of NRG and GenOn that also constitutes a prospectus of NRG. NRG and GenOn will mail the joint proxy statement/prospectus to their respective stockholders. NRG and GenOn also plan to file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for any prospectus, proxy statement or any other document which NRG or GenOn may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF GENON AND NRG ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents containing important information about NRG and GenOn, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. NRG and GenOn make available free of charge at www.nrgenergy.com and www.genon.com, respectively (in the “Investor Relations” section), copies of materials they file with, or furnish to, the SEC.

Participants in The Merger Solicitation

NRG, GenOn, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of GenOn and NRG in connection with the proposed transaction. Information about the directors and executive officers of NRG is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on March 12, 2012. Information about the directors and executive officers of GenOn is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on March 30, 2012. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

# # #

Contacts:

Media:	Investors:

Meredith Moore	Chad Plotkin
609.524.4522	609.524.4526

Lori Neuman	Stefan Kimball
609.524.4525	609.524.4527

Dave Knox
713.537.2130

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In millions, except for per share amounts)	2012	2011	2012	2011

Operating Revenues
Total operating revenues	$2,166	$2,278	$4,028	$4,273
Operating Costs and Expenses
Cost of operations	1,319	1,608	2,892	2,932
Depreciation and amortization	234	222	464	427
Selling, general and administrative	207	167	428	310
Development costs	9	12	17	21
Total operating costs and expenses	1,769	2,009	3,801	3,690
Operating Income	397	269	227	583
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	14	12	22	10
Impairment charge on investment	—	(11)	(1)	(492)
Other income, net	2	3	4	8
Loss on debt extinguishment	—	(115)	—	(143)
Interest expense	(167)	(167)	(332)	(340)
Total other expense	(151)	(278)	(307)	(957)
Income/(Loss) Before Income Taxes	246	(9)	(80)	(374)
Income tax benefit	(13)	(630)	(133)	(735)
Net Income	259	621	53	361
Less: Net income attributable to noncontrolling interest	8	—	9	—
Net Income Attributable to NRG Energy, Inc.	251	621	44	361
Dividends for preferred shares	3	3	5	5
Income Available for Common Stockholders	$248	$618	$39	$356

Earnings Per Share Attributable to NRG Energy, Inc. Common Stockholders

Weighted average number of common shares outstanding — basic	228	243	228	245
Net Income per weighted average common share — basic	$1.09	$2.54	$0.17	$1.45
Weighted average number of common shares outstanding —diluted	229	244	229	247
Net Income per weighted average common share —diluted	$1.08	$2.53	$0.17	$1.44

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net Income	$259	$621	$53	$361
Other Comprehensive (Loss)/Income, net of tax
Unrealized loss on derivatives, net of income tax benefit of $47, $39, $52 and $86	(80)	(67)	(89)	(149)
Foreign currency translation adjustments, net of income tax benefit (expense) of $5, ($5), $2 and ($12)	(8)	10	(2)	22
Available –for-sale securities, net of income tax benefit of $0, $1, $0 and $0	—	(1)	—	(1)
Defined benefit plans	—	—	—	1
Other comprehensive loss	(88)	(58)	(91)	(127)
Comprehensive Income/(Loss)	171	563	(38)	234
Less: Comprehensive income attributable to noncontrolling interest	8	—	9	—
Comprehensive Income/ (Loss) Attributable to NRG Energy, Inc.	163	563	(47)	234
Dividends for preferred shares	3	3	5	5
Comprehensive Income/ (Loss) available for common stockholders	$160	$560	$(52)	$229

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except shares)	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,149	$1,105
Funds deposited by counterparties	135	258
Restricted cash	208	292
Accounts receivable — trade, less allowance for doubtful accounts of $23 and $23	1,000	834
Inventory	416	308
Derivative instruments	3,670	4,216
Cash collateral paid in support of energy risk management activities	71	311
Prepayments and other current assets	606	273
Total current assets	7,255	7,597
Property, plant and equipment, net of accumulated depreciation of $4,976 and $4,570	15,318	13,621
Other Assets
Equity investments in affiliates	658	640
Note receivable — affiliate and capital leases, less current portion	81	342
Goodwill	1,886	1,886
Intangible assets, net of accumulated amortization of $1,559 and $1,452	1,256	1,419
Nuclear decommissioning trust fund	448	424
Derivative instruments	562	450
Other non-current assets	392	336
Total other assets	5,283	5,497
Total Assets	$27,856	$26,715
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$71	$87
Accounts payable	1,350	808
Derivative instruments	3,234	3,751
Deferred income taxes	115	127
Cash collateral received in support of energy risk management activities	135	258
Accrued expenses and other current liabilities	793	640
Total current liabilities	5,698	5,671
Other Liabilities
Long-term debt and capital leases	10,485	9,745
Nuclear decommissioning reserve	345	335
Nuclear decommissioning trust liability	263	254
Deferred income taxes	1,147	1,389
Derivative instruments	720	464
Out-of-market commodity contracts	168	183
Other non-current liabilities	878	756
Total non-current liabilities	14,006	13,126
Total Liabilities	19,704	18,797
3.625% convertible perpetual preferred stock (at liquidation value, net of issuance costs)	249	249
Commitments and Contingencies
Stockholders’ Equity
Common stock	3	3
Additional paid-in capital	5,383	5,346
Retained earnings	4,026	3,987
Less treasury stock, at cost — 76,587,776 and 76,664,199 shares, respectively	(1,922)	(1,924)
Accumulated other comprehensive (loss) income	(17)	74
Noncontrolling interest	430	183
Total Stockholders’ Equity	7,903	7,669
Total Liabilities and Stockholders’ Equity	$27,856	$26,715

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six months ended June 30,
	2012	2011
	(In millions)
Cash Flows from Operating Activities
Net income	$53	$361
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions less equity in earnings of unconsolidated affiliates	(1)	—
Depreciation and amortization	464	427
Provision for bad debts	17	20
Amortization of nuclear fuel	16	20
Amortization of financing costs and debt discount/premiums	17	16
Loss on debt extinguishment	1	26
Amortization of intangibles and out-of-market commodity contracts	81	92
Amortization of unearned equity compensation	18	14
Changes in deferred income taxes and liability for uncertain tax benefits	(145)	(748)
Changes in nuclear decommissioning trust liability	17	13
Changes in derivative instruments	74	(166)
Changes in collateral deposits supporting energy risk management activities	240	69
Impairment charge on investment	—	481
Cash used by changes in other working capital	(267)	(316)
Net Cash Provided by Operating Activities	585	309
Cash Flows from Investing Activities
Acquisitions of business, net of cash acquired	—	(68)
Capital expenditures	(1,593)	(839)
Increase in restricted cash, net	(58)	(42)
Decrease /(increase) in restricted cash to support equity requirements for U.S. DOE funded projects	142	(70)
(Increase)/decrease in notes receivable	(21)	20
Investments in nuclear decommissioning trust fund securities	(236)	(165)
Proceeds from sales of nuclear decommissioning trust fund securities	220	152
Proceeds from renewable energy grants	35	—
Other	(44)	(47)
Net Cash Used by Investing Activities	(1,555)	(1,059)
Cash Flows from Financing Activities
Payment of dividends to preferred stockholders	(5)	(5)
Payment for treasury stock	—	(130)
Net payments for settlement of acquired derivatives that include financing elements	(44)	(46)
Sale proceeds and other contributions from noncontrolling interests in subsidiaries	270	—
Proceeds from issuance of long-term debt	927	3,798
Payment of debt issuance and hedging costs	(12)	(52)
Payments for short and long-term debt	(121)	(3,833)
Net Cash Provided/(Used) by Financing Activities	1,015	(268)
Effect of exchange rate changes on cash and cash equivalents	(1)	6
Net Decrease in Cash and Cash Equivalents	44	(1,012)
Cash and Cash Equivalents at Beginning of Period	1,105	2,951
Cash and Cash Equivalents at End of Period	$1,149	$1,939

Appendix Table A-1: Second Quarter 2012 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Retail	Texas	Northeast	South Central	West	Other Conventional	Alt. Energy	Corp.	Total
Net Income/(Loss)	797	(427)	(10)	11	21	8	(11)	(130)	259
Plus:
Net Income Attributable to Non-Controlling Interest	—	—	—	—	—	—	(8)	—	(8)
Income Tax	—	—	—	—	—	2	—	(15)	(13)
Interest Expense	1	—	5	4	—	3	16	138	167
Depreciation, Amortization and ARO Expense	44	114	33	23	4	4	11	2	235
Amortization of Contracts	33	11	—	(5)	—	1	—	—	40
EBITDA	875	(302)	28	33	25	18	8	(5)	680
Transaction fee on asset sale	—	—	—	—	—	—	—	1	1
MtM (gains)/losses	(656)	529	(8)	(6)	(2)	—	1	—	(142)

Adjusted EBITDA	219	227	20	27	23	18	9	(4)	539

Appendix Table A-2: Second Quarter 2011 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Retail	Texas	Northeast	South Central	West	Other Conventional	Alt. Energy	Corp.	Total
Net Income/(Loss)	17	211	16	12	11	—	(11)	365	621
Plus:
Income Tax	—	—	—	—	—	2	—	(632)	(630)
Interest Expense	1	(1)	11	10	1	4	3	138	167
Depreciation, Amortization and ARO Expense	40	115	28	22	3	4	8	4	224
Loss on Debt Extinguishment	—	—	—	—	—	—	—	115	115
Amortization of Contracts	45	14	—	(5)	—	1	—	—	55
EBITDA	103	339	55	39	15	11	—	(10)	552
Asset Write offs and Impairment of a Passive Portfolio Investment	—	—	—	—	—	—	—	11	11
MtM losses/(gains)	96	(123)	(11)	(2)	(3)	—	(3)	—	(46)

Adjusted EBITDA	199	216	44	37	12	11	(3)	1	517

Appendix Table A-3: YTD Second Quarter 2012 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Retail	Texas	Northeast	South Central	West	Other Conventional	Alt. Energy	Corp.	Total
Net Income/(Loss)	804	(501)	(53)	(19)	7	16	(22)	(179)	53
Plus:
Net Income Attributable to Non-Controlling Interest	—	—	—	—	—	—	(9)	—	(9)
Income Tax	—	—	—	—	—	4	—	(137)	(133)
Interest Expense	2	—	9	9	—	7	22	283	332
Depreciation, Amortization and ARO Expense	85	229	65	46	7	8	23	5	468
Amortization of Contracts	67	19	—	(9)	—	1	—	—	78
EBITDA	958	(253)	21	27	14	36	14	(28)	789
Transaction fee on asset sales	—	—	—	—	—	—	—	9	9
CDWR legal settlement	—	—	—		20	—	—	—	20
MtM (gains)/losses	(627)	618	4	25	4	—	(3)	—	21

Adjusted EBITDA	331	365	25	52	38	36	11	(19)	839

Appendix Table A-4: YTD Second Quarter 2011 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Retail	Texas	Northeast	South Central	West	Other Conventional	Alt. Energy	Corp.	Total
Net Income/(Loss)	314	238	(19)	25	24	9	(30)	(200)	361
Plus:
Income Tax	(3)	—	—	—	—	4	—	(736)	(735)
Interest Expense	2	(16)	27	21	1	8	7	290	340
Depreciation, Amortization and ARO Expense	66	231	57	42	7	7	15	6	431
Loss on Debt Extinguishment	—	—	—	—	—	—	—	143	143
Amortization of Contracts	93	28	—	(10)	—	1	—	—	112
EBITDA	472	481	65	78	32	29	(8)	(497)	652
Asset Write offs and Impairment of a Passive Portfolio Investment	—	—	—	—	—	—	—	492	492
MtM (gains)/losses	(113)	(28)	(14)	(14)	(7)	—	4	—	(172)

Adjusted EBITDA	359	453	51	64	25	29	(4)	(5)	972

Appendix Table A-5: YTD Second Quarter 2012 Free Cash Flow before Growth Investments Reconciliation

The following table summarizes the calculation of free cash flow before growth investments and adjusted cash flow from operating activities providing a reconciliation to net cash provided by operating activities

($ in millions)	Six months ended June 30, 2012	Six months ended June 30, 2011
Net Cash Provided by Operating Activities	585	309
Less: Reclassifying of net payments for settlement of acquired derivatives that include financing elements	(44)	(46)
Adjusted Cash Flow from Operating Activities	541	263
Maintenance Capital Expenditures	(102)	(112)
Environmental Capital Expenditures, net	(21)	(1)
Preferred Dividends	(5)	(5)
Free Cash Flow – Before Growth Investments	413	145

Appendix Table A-6: 2013 and 2014 Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

($ in millions)	2013	2014
Adjusted EBITDA guidance	1,700 –1,900	1,700 –1,900
Interest payments	(670)	(740)
Income tax	(40)	(40)
Collateral/working capital/other changes	60	80
Cash flow from operations	1,050 –1,250	1,000–1,200
Maintenance capital expenditures	(230)-(250)	(220)-(240)
Environmental capital expenditures, net	(130)-(150)	(230)-(250)
Preferred dividends	(9)	(9)
Free cash flow – before growth investments	650–850	500–700

Note: Subtotals and totals are rounded

EBITDA and adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•                  EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•                  EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•                  EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

•                  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•                  Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, asset write offs and impairments; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.

Adjusted cash flow from operating activities is a non-GAAP measure NRG provides to show cash from operations with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow. The Company provides the reader with this alternative view of operating cash flow because the cash settlement of these derivative contracts materially impact operating revenues and cost of sales, while GAAP requires NRG to treat them as if there was a financing activity associated with the contracts as of the acquisition dates.

Free cash flow (before growth investments) is adjusted cash flow from operations less maintenance and environmental capital expenditures and preferred stock dividends and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on free cash flow as a measure of cash available for discretionary expenditures.